EXHIBIT 99.1

For Immediate Release
Contact: Bill Davis
Perficient, Inc.
(314) 529-3555
bill.davis@perficient.com

Perficient Acquires speakTECH

~ Deal Expected To Be Accretive to Earnings Per Share in 2011 ~

St. Louis - December 13, 2010 --Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced that it has acquired speakTECH, an interactive design firm and Microsoft National Systems Integrator partner with approximately $16 million in annual revenues. The transaction is expected to increase Perficient’s current annualized revenues to nearly $230 million – with 1,400 consulting, technology, sales and support professionals in North America. The acquisition is expected to be accretive to earnings per share in 2011.

“We’re pleased to add speakTECH’s proven sales and delivery teams, attractive services mix, and impressive client roster and bill rates in this well-structured transaction,” said Jeffrey Davis, Perficient’s chief executive officer and president.  “The acquisition of speakTECH further strengthens Perficient’s ability to bring a comprehensive portfolio of business-driven technology solutions to market and is a great way to close 2010.  We’re looking forward to pursuing additional acquisition opportunities in 2011.”

“speakTECH’s interactive design, social media and collaboration consulting capabilities are highly complementary to several of Perficient’s existing focus areas,” said Kathy Henely, Perficient’s chief operating officer. “We see opportunity to introduce speakTECH’s offerings to our current client base - and expect our user experience, portals and commerce practices, in particular – each to benefit from the addition of speakTECH’s offerings to our portfolio.”

The acquisition of speakTECH also:

▪	Increases Perficient’s market presence in California and Texas, large and growing markets for enterprise technology services;

▪	Adds nearly 120 consulting, technology, sales and support professionals; and

▪	Adds client relationships with enterprise customers including Fox, ABC, Allergan, Intel, Dell, Microsoft, Toyota, Micron, Pepsi Co, the State of Texas and many more.

“Joining Perficient presents tremendous opportunity for our company and our customers,” said Aaron Sloman, speakTECH’s chief executive. “It will not only accelerate the success and momentum of our business but also provide our clients access to a much broader array of solutions and services.”

speakTECH CEO Aaron Sloman will join Perficient in a key leadership role, serving as the General Manager of Perficient’s ‘Microsoft West’ business unit, reporting directly to Don Kasica, Perficient’s Vice-President of Field Operations, West.

The consideration paid in the transaction is approximately $15 million and includes $7.5 million in cash and approximately $7.5 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ Global Select Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement). $5 million of the total consideration is subject to earnout and working capital provisions.

Ridgecrest Advisors served as an advisor to Perficient on the transaction.

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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient’s professionals serve clients from a network of offices in North America and three offshore locations, in Eastern Europe, India and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market(SM), is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft National Systems Integrator and Gold Certified Partner, a Documentum Select Services Team Partner and an Oracle Certified Partner. For more information, please visit www.perficient.com.

About speakTECH

speakTECH is an interactive design and solution integration firm delivering innovative solutions in the areas of Web-Based, Enterprise wide collaboration and Social Computing. We specialize in uniting technology, riveting design and interactive experience into powerful, world-class business solutions. Established in 2005, speakTECH has grown to become a Microsoft Gold Certified Partner, National Systems Integrator, and has been honored with numerous design awards.

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Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2010 and 2011. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The “forward-looking” information is based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.